Exhibit 99.1
Resource Center: 1-800-732-6643

Contact:	Pete Bakel 202-752-2034

Number:	5458a

Date:	August 5, 2011
Fannie Mae Reports Second-Quarter 2011 Results
Company Focused on Providing Liquidity to the Mortgage Market,
Building Strong New Book of Business, and Limiting Losses on Legacy Book
WASHINGTON, DC — Fannie Mae (FNMA/OTC) today reported a net loss of $2.9 billion in the second quarter of 2011, compared to a net loss of $6.5 billion in the first quarter of the year. The company’s net loss in the second quarter reflected $6.1 billion in credit-related expenses, substantially all of which were related to the company’s legacy (pre-2009) book of business. The loss in the second quarter of 2011 reflects the continued weakness in the housing and mortgage markets, which remain under pressure from high levels of unemployment, underemployment, and the prolonged decline in home prices since their peak in the third quarter of 2006. Pursuing loan modifications, a key aspect of the company’s strategy to reduce defaults, also contributed to its loss in the quarter. Fannie Mae expects its credit-related expenses to remain elevated in 2011 due to these factors.
“We remain the largest source of liquidity for the U.S. mortgage market, and we are committed to creating long-term value by helping to build a stable, sustainable housing market for the future,” said Michael J. Williams, president and chief executive officer. “We are focused on reducing taxpayer exposure by limiting our credit losses and building a strong new book of business. Our new book of business is now nearly half of our overall single-family book and we expect these new loans will be profitable over their lifetime.”
“With regard to our legacy book of business, our goal is to reduce our credit losses while helping as many families as possible stay in their homes, protecting property values in communities across the country,” said Susan McFarland, executive vice president and chief financial officer. “Home retention solutions, including loan modifications, are an important component of our effort to limit losses on our legacy book of business. While modifications contribute to credit-related expenses, successful modifications reduce foreclosures and keep families in homes, which we expect to benefit the housing market and reduce long-term credit losses.”
Fannie Mae’s net loss attributable to common stockholders in the second quarter of 2011 was $5.2 billion, or $(0.90) per diluted share, including $2.3 billion in dividend payments to the U.S. Treasury. The company’s net worth deficit of $5.1 billion as of June 30, 2011 reflects the recognition of its total comprehensive loss of $2.9 billion and its payment to Treasury of $2.3 billion in senior preferred stock dividends during the second quarter of 2011. The Acting Director of the Federal Housing Finance Agency (“FHFA”) will submit a request to Treasury on Fannie Mae’s behalf for $5.1 billion to eliminate the company’s net worth deficit. Upon receipt of those funds, the company’s total obligation

Second-Quarter 2011 Results	1

to Treasury for its senior preferred stock will be $104.8 billion. The table below shows the amount of Fannie Mae’s requested draws from Treasury and dividend payments to Treasury since entering into conservatorship on September 6, 2008.
Treasury Draw Requests and Dividend Payments

(1)	Treasury draw requests do not include the initial $1.0 billion liquidation preference of Fannie Mae’s senior preferred stock, for which we did not receive any cash proceeds.

(2)	Fannie Mae paid dividends of $31 million in the fourth quarter of 2008 and $25 million in the first quarter of 2009.

(3)	Represents the draw required and requested based on Fannie Mae’s net worth deficit for the quarters presented. Draw requests were funded in the quarter following each quarterly net worth deficit.

(4)	Represents quarterly cash dividends paid during the quarters presented by Fannie Mae to Treasury, based on an annual rate of 10% per year on the aggregate liquidation preference of the senior preferred stock.
PROVIDING LIQUIDITY AND SUPPORT TO THE MARKET
Fannie Mae has continued to provide liquidity and support to the U.S. mortgage market in a number of important ways:
•	The company served as a stable source of funds for purchases of homes and multifamily rental housing, as well as for refinancing existing mortgages, having provided nearly $2 trillion in

Second-Quarter 2011 Results	2

liquidity to the mortgage market from January 1, 2009 through June 30, 2011 through its purchases and guarantees of mortgage loans.
•	The company has been a consistent market presence as it continued to provide liquidity to the mortgage market even when other sources of capital exited the market, as evidenced by the events of the last few years. It is estimated that Fannie Mae, Freddie Mac, and Ginnie Mae collectively guaranteed more than 80 percent of single-family mortgages originated in the United States since January 1, 2009.
•	The company has strengthened its lending standards to support sustainable homeownership, enabling borrowers to have access to a variety of conforming mortgage products, including long-term, fixed-rate mortgages, such as the prepayable 30-year fixed-rate mortgage that protects homeowners from interest rate swings.
•	The company helped more than 874,000 homeowners struggling to pay their mortgages work out their loans from January 1, 2009 through June 30, 2011, which helped to support neighborhoods, home prices, and the housing market. Workouts refer to home retention strategies, such as modifications, repayment plans, and forbearances, as well as preforeclosure sales and deeds-in-lieu of foreclosure.
•	The company continued to support affordability in the multifamily rental market. The vast majority of the multifamily units it financed during 2009 and 2010 were affordable to families earning at or below the median income in their area.
•	The company remained the largest single issuer of mortgage-related securities in the secondary market in the second quarter of 2011, with an estimated market share of new single-family mortgage-related securities issuances of 43.2 percent, compared to 48.6 percent in the first quarter of 2011 and 39.1 percent in the second quarter of 2010. Fannie Mae also remained a constant source of liquidity in the multifamily market. As of March 31, 2011 (the latest date for which information was available), the company owned or guaranteed approximately one-fifth of the outstanding debt on multifamily properties.
In the first half of 2011, Fannie Mae purchased or guaranteed approximately $306 billion in loans, measured by unpaid principal balance, which included approximately $36 billion in delinquent loans purchased from its single-family mortgage-backed securities (MBS) trusts. Excluding delinquent loans purchased from its MBS trusts, Fannie Mae’s purchases and guarantees enabled its lender customers to finance approximately 1,238,000 single-family conventional loans and loans secured by multifamily properties with approximately 179,000 units.
CREDIT QUALITY
New Single-Family Book of Business: Forty-seven percent of Fannie Mae’s single-family guaranty book of business as of June 30, 2011 consisted of loans it had purchased or guaranteed since the beginning of 2009. Its new single-family book of business has a strong overall credit profile and is performing well. While it is too early to know how loans in its new single-family book of business will ultimately perform, the company expects loans it has acquired in 2009, 2010, and the first half of 2011 to be profitable over their lifetime, generating more fee income than credit losses and administrative

Second-Quarter 2011 Results	3

costs. If future macroeconomic conditions turn out to be significantly more adverse than our expectations, these loans could become unprofitable. Conventional single-family loans added to Fannie Mae’s book of business since January 1, 2009 have a weighted average loan-to-value ratio at origination of 68 percent, and a weighted average credit score at origination of 761. For more information on the expected lifetime profitability of the company’s new single-family book of business, please refer to the discussion around Table 2 in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2011.
2005 — 2008 Single-Family Book of Business: The single-family credit losses the company realized from January 1, 2009 through June 30, 2011, combined with the amounts the company has reserved for single-family credit losses as of June 30, 2011, total approximately $130 billion, which includes a portion of the company’s fair value losses on credit impaired loans that the company deems an “effective reserve” for future credit losses. The vast majority of these losses were attributable to single-family loans the company acquired from 2005 through 2008. The company expects that future defaults on loans in its legacy book and the resulting charge-offs will occur over a period of years.
The 2005 to 2008 acquisitions are becoming a smaller percentage of the company’s guaranty book of business, having decreased from 39 percent of its guaranty book of business as of December 31, 2010 to 34 percent as of June 30, 2011.
Fannie Mae’s single-family serious delinquency rate has decreased each month since February 2010. This decrease is primarily the result of home retention solutions, as well as foreclosure alternatives and completed foreclosures. The decrease also is attributable to acquisition of loans with stronger credit profiles since the beginning of 2009, as these loans have become an increasingly larger portion of the single-family guaranty book of business, resulting in fewer loans becoming seriously delinquent. The company expects serious delinquency rates will continue to be affected in the future by home price changes, changes in other macroeconomic conditions, the length of the foreclosure process, and the extent to which borrowers with modified loans continue to make timely payments.
To reduce the credit losses Fannie Mae ultimately incurs on its single-family guaranty book of business, the company has been focusing its efforts on several strategies, including reducing defaults. Pursuing home retention solutions, such as loan modifications, is a key aspect of this strategy. The company has completed over 603,000 loan modifications since January 1, 2009. The ultimate long-term success of the company’s current modification efforts is uncertain and will be highly dependent on economic factors, such as unemployment rates, household wealth and income, and home prices.
Improving servicing is another key aspect of this strategy. On June 6, 2011, Fannie Mae issued new standards for mortgage servicers regarding the management of delinquent loans, default prevention, and foreclosure time frames under FHFA’s Servicing Alignment Initiative. This initiative is a FHFA-directed effort to establish consistent policies and processes for the servicing of delinquent loans owned or guaranteed by Fannie Mae and Freddie Mac. The new standards, reinforced by new incentives and compensatory fees, require servicers to take a more consistent approach to homeowner communications, loan modifications and other workouts, and, when necessary, foreclosures. Servicers are required to implement the new servicing standards related to the management of delinquent loans and default prevention by no later than October 1, 2011. The new standards relating to foreclosure time frames were effective as of January 1, 2011. The company believes these standards will bring greater

Second-Quarter 2011 Results	4

consistency, clarity, fairness, and efficiency to the process, help improve servicer performance, and hold servicers accountable for their effectiveness in assisting homeowners.
FORECLOSURE PREVENTION
Loan Workouts: During the second quarter of 2011, Fannie Mae completed more than 80,000 single-family loan workouts, including more than 59,000 home-retention solutions (modifications, repayment plans, and forbearances). Details of the company’s home-retention solutions and foreclosure alternatives include:
•	Loan modifications, which consist of permanent modifications under the Treasury Department’s Home Affordable Modification Program and Fannie Mae’s own modification options, decreased in the second quarter of 2011 to 50,336 from 51,043 in the first quarter of 2011. These figures do not include modifications in trial periods.
•	Repayment plans/forbearances of 8,683, compared with 9,916 in the first quarter of 2011.
•	Preforeclosure sales and deeds-in-lieu of foreclosure of 21,176, compared with 17,120 in the first quarter of 2011.
Homeowner Initiatives: In the second quarter of 2011, Fannie Mae continued to develop programs and invest in initiatives designed to help keep people in homes, assist prospective homeowners, and support the mortgage and housing markets overall. As of June 30, 2011, Fannie Mae had established nine Mortgage Help Centers across the nation to accelerate the response time for struggling borrowers with loans owned by Fannie Mae. In the first half of 2011, these centers helped borrowers obtain nearly 2,300 home retention plans. The company also uses direct mail and phone calls to encourage homeowners to pursue foreclosure alternatives, and also has established partnerships with counseling agencies in seven states across the country to provide similar services.
FORECLOSURES AND REO
Fannie Mae acquired 53,697 single-family real-estate owned (REO) properties, primarily through foreclosure, in the second quarter of 2011, compared with 53,549 in the first quarter of 2011. Fannie Mae disposed of 71,202 single-family REO in the second quarter of 2011, compared with 62,814 in the first quarter of 2011. As of June 30, 2011, the company’s inventory of single-family REO properties was 135,719, compared with 153,224 as of March 31, 2011. The carrying value of the company’s single-family REO was $12.5 billion, compared with $14.1 billion as of March 31, 2011.
The company’s single-family foreclosure rate was 1.20 percent on an annualized basis in the second quarter of 2011, compared with 1.19 percent in the first quarter of 2011 and 1.52 percent in the second quarter of 2010. This reflects the annualized number of single-family properties acquired through foreclosure as a percentage of the total number of loans in Fannie Mae’s conventional single-family guaranty book of business.
The changing foreclosure environment has significantly lengthened the time it takes to foreclose on a mortgage loan in many states, which has slowed the pace of Fannie Mae’s REO property acquisitions. The increase in foreclosure timelines also has increased Fannie Mae’s credit-related expenses and negatively affected its single-family serious delinquency rates. Fannie Mae believes these changes in the foreclosure environment will continue to negatively affect its foreclosure timelines, credit-related expenses, and single-family serious delinquency rates. Moreover, Fannie Mae believes these changes in the foreclosure environment will delay the recovery of the housing market because it will take

Second-Quarter 2011 Results	5

longer to clear the housing market’s supply of distressed homes, which typically sell at a discount to non-distressed homes and therefore negatively affect overall home prices.
SUMMARY OF SECOND-QUARTER 2011 RESULTS
Fannie Mae reported a net loss of $2.9 billion for the second quarter of 2011, compared to a net loss of $6.5 billion in the first quarter of 2011. The company’s net loss attributable to common stockholders was $5.2 billion, or $(0.90) per diluted share, compared with a loss of $8.7 billion in the first quarter of 2011, or $(1.52) per diluted share. The net worth deficit of $5.1 billion as of June 30, 2011 takes into account dividends paid on senior preferred stock held by Treasury.

(dollars in millions, except per share amounts)(1)	2Q11	1Q11	Variance	2Q11	2Q10	Variance
Net interest income	$4,972	$4,960	$12	$4,972	$4,207	$765
Fee and other income	265	237	28	265	294	(29)

Net revenues	5,237	5,197	40	5,237	4,501	736
Investment gains, net	171	75	96	171	23	148
Net other-than-temporary impairments	(56)	(44)	(12)	(56)	(137)	81
Fair value gains (losses), net	(1,634)	289	(1,923)	(1,634)	303	(1,937)
Administrative expenses	(569)	(605)	36	(569)	(670)	101
Credit-related expenses(2)	(6,059)	(11,042)	4,983	(6,059)	(4,851)	(1,208)
Other non-interest expenses(3)	(75)	(339)	264	(75)	(383)	308

Net losses and expenses	(8,222)	(11,666)	3,444	(8,222)	(5,715)	(2,507)
Loss before federal income taxes	(2,985)	(6,469)	3,484	(2,985)	(1,214)	(1,771)
Benefit (provision) for federal income taxes	93	(2)	95	93	(9)	102

Net loss	(2,892)	(6,471)	3,579	(2,892)	(1,223)	(1,669)
Less: Net (income) loss attributable to the noncontrolling interest	(1)	—	(1)	(1)	5	(6)

Net loss attributable to Fannie Mae	$(2,893)	$(6,471)	$3,578	$(2,893)	$(1,218)	$(1,675)
Preferred stock dividends	(2,282)	(2,216)	(66)	(2,282)	(1,907)	(375)

Net loss attributable to common stockholders	$(5,175)	$(8,687)	$3,512	$(5,175)	$(3,125)	$(2,050)

Diluted loss per common share	$(0.90)	$(1.52)	$0.62	$(0.90)	$(0.55)	$(0.35)

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.

(2)	Consists of provision for loan losses, provision for guaranty losses and foreclosed property expense (income).

(3)	Consists of debt extinguishment losses, net and other expenses.

Net revenues were relatively flat at $5.2 billion in the second quarter of 2011.
Credit-related expenses, which are the total provision for credit losses plus foreclosed property expense, were $6.1 billion in the second quarter of 2011, down from $11.0 billion in the first quarter of 2011. The decrease in our credit-related expenses in the second quarter of 2011 was driven by (1) the deterioration in home prices in the first quarter of 2011, which was not present in the second quarter of 2011 and (2) an increase in the amounts received from lenders related to our outstanding repurchase requests.

Second-Quarter 2011 Results	6

Credit losses, which the company defines generally as net charge-offs plus foreclosed property expense, excluding the effect of certain fair-value losses, were $3.9 billion in the second quarter of 2011, compared with $5.7 billion in the first quarter of 2011. The decline in credit losses was primarily due to an increase in amounts received related to outstanding repurchase requests.
Total loss reserves, which reflect an estimate of the probable losses the company has incurred in its guaranty book of business, increased to $74.8 billion as of June 30, 2011, compared with $72.1 billion as of March 31, 2011. The total loss reserve coverage to total nonperforming loans was 36.91 percent as of June 30, 2011, compared with 34.66 percent and 30.85 percent as of March 31, 2011 and December 31, 2010, respectively. The continued stress on a broad segment of borrowers from persistent high levels of unemployment and underemployment and the prolonged decline in home prices have caused the company’s total loss reserves to remain high for the past few years.
Net fair value losses were $1.6 billion in the second quarter of 2011, driven primarily by fair value losses on Fannie Mae’s derivatives due to a decline in interest rates, compared with net fair value gains of $289 million in the first quarter of 2011.
NET WORTH AND U.S. TREASURY FUNDING
The Acting Director of FHFA will request $5.1 billion of funds from Treasury on the company’s behalf under the terms of the senior preferred stock purchase agreement between Fannie Mae and Treasury to eliminate the company’s net worth deficit as of June 30, 2011. Fannie Mae’s second-quarter dividend of $2.3 billion on its senior preferred stock held by Treasury was declared by FHFA and paid by the company on June 30, 2011.
In June 2011, Treasury provided to the company $8.5 billion to cure its net worth deficit as of March 31, 2011. As a result of this draw, the aggregate liquidation preference of the senior preferred stock increased from $91.2 billion to $99.7 billion as of June 30, 2011. It will increase to $104.8 billion upon the receipt of funds from Treasury to eliminate the company’s second-quarter 2011 net worth deficit, which will require an annualized dividend payment of $10.5 billion. This amount exceeds the company’s reported annual net income for each year since its inception.
Through June 30, 2011, Fannie Mae has paid an aggregate of $14.7 billion to Treasury in dividends on the senior preferred stock.
FAIR VALUE UPDATE
The $7.7 billion decrease in the fair value of Fannie Mae’s net assets during the first half of 2011 was attributable to a net decrease in the fair value due to credit-related items principally related to declining actual and expected home prices as well as a decrease in the estimated rate of prepayments, which increased the expected life of the guaranty book of business and increased expected credit losses. This net decrease due to credit-related items was partially offset by an increase in the fair value of the net portfolio attributable to the positive impact of the spread between mortgage assets and associated debt and derivatives. Additionally, the fair value of the company’s net assets was impacted by the receipt of

Second-Quarter 2011 Results	7

funds from Treasury to reduce the company’s net worth deficits and payment to Treasury of dividends under the senior preferred stock purchase agreement.
As part of Fannie Mae’s disclosure requirements with FHFA, the company discloses on a quarterly basis supplemental non-GAAP consolidated fair value balance sheets, reflecting the company’s assets and liabilities at estimated fair value. The fair value of the company’s net assets is not a measure defined within generally accepted accounting principles and may not be comparable to similarly titled measures reported by other companies. The estimated fair value of the company’s net assets is calculated as of a particular point in time based on its existing assets and liabilities, and does not incorporate other factors that may have a significant impact on its long-term fair value. As a result, the estimated fair value of the company’s net assets presented in its non-GAAP consolidated fair value balance sheets does not represent an estimate of its net realizable value, liquidation value, or its market value as a whole. In addition, the fair value of the company’s net assets attributable to common stockholders presented in its fair value balance sheet does not represent an estimate of the value it expects to realize from operating the company, nor what it expects to draw from Treasury under the terms of the senior preferred stock purchase agreement.
For more information on the change in the company’s fair value net deficit, please refer to “Supplemental Non-GAAP Information — Fair Value Balance Sheets” in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2011. See also “Supplemental Non-GAAP Consolidated Fair Value Balance Sheets” and “Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures” later in this release for a reconciliation of the company’s fair value balance sheets to its GAAP consolidated balance sheets.
BUSINESS SEGMENT RESULTS
Fannie Mae conducts its activities through three complementary businesses: its Single-Family business, its Multifamily business, and its Capital Markets group. The company’s Single-Family and Multifamily businesses work with Fannie Mae’s lender customers, who deliver mortgage loans that the company purchases and securitizes into Fannie Mae MBS. The Capital Markets group manages the company’s investment activity in mortgage-related assets, funding investments primarily with proceeds received from the issuance of Fannie Mae debt securities in the domestic and international capital markets. The Capital Markets group also provides liquidity to the mortgage market through short-term financing and other activities.
Single-Family guaranty book of business was $2.88 trillion as of June 30, 2011 compared with $2.90 trillion as of March 31, 2011. Single-Family guaranty fee income for both the first and second quarter of 2011 was $1.9 billion. The Single-Family business lost $5.0 billion in the second quarter of 2011, compared with a loss of $10.7 billion in the first quarter of 2011, due primarily to credit-related expenses of $5.9 billion, the vast majority of which were attributable to loans purchased or guaranteed from 2005 through 2008.
Multifamily guaranty book of business was $191.5 billion as of June 30, 2011, compared with $190.6 billion as of March 31, 2011. Multifamily recorded credit-related expenses of $126 million in the second quarter of 2011, compared with credit-related income of $64 million in the first quarter of 2011. Multifamily earned $87 million in the second quarter of 2011, compared with $247 million in the first quarter of 2011.

Second-Quarter 2011 Results	8

Capital Markets’ net interest income was $3.9 billion in the second quarter of 2011, compared with $3.7 billion for the first quarter of 2011. Fair value losses were $1.5 billion, compared with fair value gains of $218 million in the first quarter of 2011. The net mortgage investment portfolio balance decreased to $731.8 billion as of June 30, 2011, compared with $757.6 billion as of March 31, 2011, resulting from purchases of $32.8 billion, liquidations of $37.0 billion, and sales of $21.6 billion during the quarter. Capital Markets earned $2.8 billion in the second quarter of 2011, compared with $4.3 billion in the first quarter of 2011.
The company provides further discussion of its financial results and condition, credit performance, fair value balance sheets, and other matters in its quarterly report on Form 10-Q for the quarter ended June 30, 2011, which was filed today with the Securities and Exchange Commission. Further information about the company’s credit performance, the characteristics of its guaranty book of business, the drivers of its credit losses, its foreclosure-prevention efforts, and other measures is contained in the “2011 Second-Quarter Credit Supplement” on Fannie Mae’s Web site, www.fanniemae.com.
# # #
In this release, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements regarding the company’s future financial results; the profitability of its loans; the impact of successful loan modifications; FHFA’s future requests to Treasury on Fannie Mae’s behalf; Fannie Mae’s future serious delinquency rates, credit losses, credit-related expenses, defaults, and charge-offs; its draws from and dividends to be paid to Treasury; the performance and caliber of loans it has acquired and will acquire; the impact of the changing foreclosure environment; and the impact of Fannie Mae’s actions under FHFA’s Servicing Alignment Initiative. These estimates, forecasts, expectations, and statements are forward-looking statements and are based on the company’s current assumptions regarding numerous factors, including assumptions about future home prices and the future performance of its loans. The company’s future estimates of these amounts, as well as the actual amounts, may differ materially from its current estimates as a result of home price changes, interest rate changes, unemployment, other macroeconomic variables, government policy matters, changes in generally accepted accounting principles, credit availability, social behaviors, the volume of loans it modifies, the effectiveness of its loss mitigation strategies, management of its real estate owned inventory and pursuit of contractual remedies, changes in the fair value of its assets and liabilities, impairments of its assets, the adequacy of its loss reserves, its ability to maintain a positive net worth, effects from activities the company takes to support the mortgage market and help homeowners, the conservatorship and its effect on the company’s business, the investment by Treasury and its effect on the company’s business, changes in the structure and regulation of the financial services industry, the company’s ability to access the debt markets, disruptions in the housing, credit, and stock markets, government investigations and litigation, the extent of the servicer foreclosure process deficiencies and the duration of the related foreclosure pause, and many other factors. Changes in the company’s underlying assumptions and actual outcomes, which could be affected by the economic environment, government policy, and many other factors, including those discussed in the “Risk Factors” sections of the company’s annual report on Form 10-K for the year ended December 31, 2010 and quarterly report on Form 10-Q for the quarter ended June 30, 2011 and elsewhere in this release, could result in actual results being materially different from what is set forth in the forward-looking statements.
Fannie Mae provides Web site addresses in its news releases solely for readers’ information. Other content or information appearing on these Web sites is not part of this release.
Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by providing funds to mortgage bankers and other lenders so that they may lend to home buyers. Our job is to help those who house America.

Second-Quarter 2011 Results	9

ANNEX I

FANNIE MAE
(In conservatorship)

Condensed Consolidated Balance Sheets —(Unaudited)
(Dollars in millions, except share amounts)

	As of
	June 30,	December 31,
	2011	2010

ASSETS
Cash and cash equivalents (includes $3 and $348, respectively, related to consolidated trusts)	$14,274	$17,297
Restricted cash (includes $33,136 and $59,619, respectively, related to consolidated trusts)	37,579	63,678
Federal funds sold and securities purchased under agreements to resell or similar arrangements	19,500	11,751
Investments in securities:
Trading, at fair value (includes $21 as of both periods related to consolidated trusts)	61,907	56,856
Available-for-sale, at fair value (includes $1,590 and $1,055, respectively, related to consolidated trusts)	86,616	94,392

Total investments in securities	148,523	151,248

Mortgage loans:
Loans held for sale, at lower of cost or fair value (includes $73 and $661, respectively, related to consolidated trusts)	439	915
Loans held for investment, at amortized cost:
Of Fannie Mae	386,356	407,228
Of consolidated trusts (includes $3,084 and $2,962, respectively, at fair value and loans pledged as collateral that may be sold or repledged of $460 and $2,522, respectively)	2,610,540	2,577,133

Total loans held for investment	2,996,896	2,984,361
Allowance for loan losses	(69,506)	(61,556)

Total loans held for investment, net of allowance	2,927,390	2,922,805

Total mortgage loans	2,927,829	2,923,720
Accrued interest receivable, net (includes $8,683 and $8,910, respectively, related to consolidated trusts)	10,681	11,279
Acquired property, net	13,592	16,173
Other assets (includes $59 and $593, respectively, related to consolidated trusts)	24,134	26,826

Total assets	$3,196,112	$3,221,972

LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
Accrued interest payable (includes $9,584 and $9,712, respectively, related to consolidated trusts)	$13,289	$13,764
Federal funds purchased and securities sold under agreements to repurchase	—	52
Debt:
Of Fannie Mae (includes $862 and $893, respectively, at fair value)	724,799	780,044
Of consolidated trusts (includes $3,273 and $2,271, respectively, at fair value)	2,450,046	2,416,956
Other liabilities (includes $707 and $893, respectively, related to consolidated trusts)	13,065	13,673

Total liabilities	3,201,199	3,224,489

Commitments and contingencies (Note 14)	—	—
Fannie Mae stockholders’ equity (deficit):
Senior preferred stock, 1,000,000 shares issued and outstanding	99,700	88,600
Preferred stock, 700,000,000 shares are authorized—555,374,922 and 576,868,139 shares issued and outstanding, respectively	19,130	20,204
Common stock, no par value, no maximum authorization—1,308,762,703 and 1,270,092,708 shares issued, respectively; 1,157,750,434 and 1,118,504,194 shares outstanding, respectively	687	667
Accumulated deficit	(115,784)	(102,986)
Accumulated other comprehensive loss	(1,499)	(1,682)
Treasury stock, at cost, 151,012,269 and 151,588,514 shares, respectively	(7,402)	(7,402)

Total Fannie Mae stockholders’ deficit	(5,168)	(2,599)

Noncontrolling interest	81	82

Total deficit	(5,087)	(2,517)

Total liabilities and equity (deficit)	$3,196,112	$3,221,972

See Notes to Condensed Consolidated Financial Statements

Second-Quarter 2011 Results	10

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Operations and Comprehensive Loss —(Unaudited)
(Dollars and shares in millions, except per share amounts)

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Interest income:
Trading securities	$264	$330	$548	$645
Available-for-sale securities	1,152	1,389	2,365	2,862
Mortgage loans (includes $31,613 and $33,682, respectively, for the three months ended and $63,478 and $68,003, respectively, for the six months ended related to consolidated trusts)	35,333	37,632	70,923	75,251
Other	25	41	53	80

Total interest income	36,774	39,392	73,889	78,838

Interest expense:
Short-term debt (includes $2 and $3, respectively, for the three months ended and $5 for the six months ended, for both periods, related to consolidated trusts)	81	167	188	285
Long-term debt (includes $27,919 and $30,043, respectively, for the three months ended and $55,771 and $61,501, respectively, for the six months ended related to consolidated trusts)	31,721	35,018	63,769	71,557

Total interest expense	31,802	35,185	63,957	71,842

Net interest income	4,972	4,207	9,932	6,996
Provision for loan losses	(5,802)	(4,295)	(16,389)	(16,234)

Net interest loss after provision for loan losses	(830)	(88)	(6,457)	(9,238)

Investment gains, net	171	23	246	189
Other-than-temporary impairments	(28)	(48)	(85)	(234)
Noncredit portion of other-than-temporary impairments recognized in other comprehensive income	(28)	(89)	(15)	(139)

Net other-than-temporary impairments	(56)	(137)	(100)	(373)
Fair value gains (losses), net	(1,634)	303	(1,345)	(1,402)
Debt extinguishment losses, net	(43)	(159)	(30)	(283)
Fee and other income	265	294	502	527

Non-interest income (loss)	(1,297)	324	(727)	(1,342)

Administrative expenses:
Salaries and employee benefits	310	324	630	648
Professional services	169	260	358	454
Occupancy expenses	43	40	85	81
Other administrative expenses	47	46	101	92

Total administrative expenses	569	670	1,174	1,275
Provision for guaranty losses	735	69	702	33
Foreclosed property expense (income)	(478)	487	10	468
Other expenses	32	224	384	454

Total expenses	858	1,450	2,270	2,230

Loss before federal income taxes	(2,985)	(1,214)	(9,454)	(12,810)
Provision (benefit) for federal income taxes	(93)	9	(91)	(58)

Net loss	(2,892)	(1,223)	(9,363)	(12,752)
Other comprehensive (loss) income:
Changes in unrealized losses on available-for-sale securities, net of reclassification adjustments and taxes	(1)	1,667	178	3,037
Other	3	3	5	5

Total other comprehensive income	2	1,670	183	3,042

Total comprehensive (loss) income	(2,890)	447	(9,180)	(9,710)
Less: Comprehensive (income) loss attributable to the noncontrolling interest	(1)	5	(1)	4

Total comprehensive (loss) income attributable to Fannie Mae	$(2,891)	$452	$(9,181)	$(9,706)

Net loss	$(2,892)	$(1,223)	$(9,363)	$(12,752)
Less: Net (income) loss attributable to the noncontrolling interest	(1)	5	(1)	4

Net loss attributable to Fannie Mae	(2,893)	(1,218)	(9,364)	(12,748)
Preferred stock dividends	(2,282)	(1,907)	(4,498)	(3,434)

Net loss attributable to common stockholders	$(5,175)	$(3,125)	$(13,862)	$(16,182)

Loss per share—Basic and Diluted	$(0.90)	$(0.55)	$(2.43)	$(2.84)
Weighted-average common shares outstanding—Basic and Diluted	5,730	5,694	5,714	5,693

See Notes to Condensed Consolidated Financial Statements

Second-Quarter 2011 Results	11

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Cash Flows —(Unaudited)
(Dollars in millions)

	For the Six Months
	Ended June 30,
	2011	2010

Net cash used in operating activities	$(2,095)	$(47,133)
Cash flows provided by investing activities:
Purchases of trading securities held for investment	(545)	(7,887)
Proceeds from maturities and paydowns of trading securities held for investment	1,051	1,398
Proceeds from sales of trading securities held for investment	516	20,442
Purchases of available-for-sale securities	(44)	(142)
Proceeds from maturities and paydowns of available-for-sale securities	6,933	9,022
Proceeds from sales of available-for-sale securities	1,850	5,949
Purchases of loans held for investment	(26,000)	(25,743)
Proceeds from repayments of loans held for investment of Fannie Mae	11,722	9,188
Proceeds from repayments of loans held for investment of consolidated trusts	226,210	219,380
Net change in restricted cash	26,099	9,798
Advances to lenders	(27,990)	(23,131)
Proceeds from disposition of acquired property and preforeclosure sales	24,142	17,693
Net change in federal funds sold and securities purchased under agreements to resell or similar agreements	(7,749)	15,618
Other, net	(33)	(627)

Net cash provided by investing activities	236,162	250,958
Cash flows used in financing activities:
Proceeds from issuance of debt of Fannie Mae	345,028	592,508
Payments to redeem debt of Fannie Mae	(401,125)	(519,120)
Proceeds from issuance of debt of consolidated trusts	117,760	135,809
Payments to redeem debt of consolidated trusts	(305,465)	(412,359)
Payments of cash dividends on senior preferred stock to Treasury	(4,497)	(3,436)
Proceeds from senior preferred stock purchase agreement with Treasury	11,100	23,700
Net change in federal funds purchased and securities sold under agreements to repurchase	—	142
Other, net	109	(37)

Net cash used in financing activities	(237,090)	(182,793)
Net (decrease) increase in cash and cash equivalents	(3,023)	21,032
Cash and cash equivalents at beginning of period	17,297	6,812

Cash and cash equivalents at end of period	$14,274	$27,844

Cash paid during the period for interest	$65,710	$73,272

See Notes to Condensed Consolidated Financial Statements

Second-Quarter 2011 Results	12

Supplemental Non-GAAP Consolidated Fair Value Balance Sheets

	As of June 30, 2011				As of December 31, 2010
	GAAP				GAAP
	Carrying	Fair Value	Estimated		Carrying	Fair Value	Estimated
	Value	Adjustment(1)	Fair Value		Value	Adjustment(1)	Fair Value
	(Dollars in millions)

Assets:
Cash and cash equivalents	$51,853	$—	$51,853		$80,975	$—	$80,975
Federal funds sold and securities purchased under agreements to resell or similar arrangements	19,500	—	19,500		11,751	—	11,751
Trading securities	61,907	—	61,907		56,856	—	56,856
Available-for-sale securities	86,616	—	86,616		94,392	—	94,392
Mortgage loans:
Mortgage loans held for sale	439	—	439		915	—	915
Mortgage loans held for investment, net of allowance for loan losses:
Of Fannie Mae	330,390	(30,847)	299,543		358,698	(39,331)	319,367
Of consolidated trusts	2,597,000	42,555 (2)	2,639,555	(3)	2,564,107	46,038 (2)	2,610,145	(3)

Total mortgage loans	2,927,829	11,708	2,939,537	(4)	2,923,720	6,707	2,930,427	(4)
Advances to lenders	3,829	(188)	3,641	(5)(6)	7,215	(225)	6,990	(5)(6)
Derivative assets at fair value	668	—	668	(5)(6)	1,137	—	1,137	(5)(6)
Guaranty assets and buy-ups, net	483	446	929	(5)(6)	458	356	814	(5)(6)

Total financial assets	3,152,685	11,966	3,164,651	(7)	3,176,504	6,838	3,183,342	(7)
Credit enhancements	471	2,958	3,429	(5)(6)	479	3,286	3,765	(5)(6)
Other assets	42,956	(267)	42,689	(5)(6)	44,989	(261)	44,728	(5)(6)

Total assets	$3,196,112	$14,657	$3,210,769		$3,221,972	$9,863	$3,231,835

Liabilities:
Federal funds purchased and securities sold under agreements to repurchase	$—	$—	$—		$52	$(1)	$51
Short-term debt:
Of Fannie Mae	162,005	36	162,041		151,884	90	151,974
Of consolidated trusts	5,193	1	5,194		5,359	—	5,359
Long-term debt:
Of Fannie Mae	562,794 (8)	22,604	585,398		628,160 (8)	21,524	649,684
Of consolidated trusts	2,444,853 (8)	113,038 (2)	2,557,891		2,411,597 (8)	103,332 (2)	2,514,929
Derivative liabilities at fair value	592	—	592	(9)(10)	1,715	—	1,715	(9)(10)
Guaranty obligations	778	2,922	3,700	(9)(10)	769	3,085	3,854	(9)(10)

Total financial liabilities	3,176,215	138,601	3,314,816	(7)	3,199,536	128,030	3,327,566	(7)
Other liabilities	24,984	(1,102)	23,882	(9)(10)	24,953	(472)	24,481	(9)(10)

Total liabilities	3,201,199	137,499	3,338,698		3,224,489	127,558	3,352,047
Equity (deficit):
Fannie Mae stockholders’ equity (deficit):
Senior preferred(11)	99,700	—	99,700		88,600	—	88,600
Preferred	19,130	(17,593)	1,537		20,204	(19,829)	375
Common	(123,998)	(105,249)	(229,247)		(111,403)	(97,866)	(209,269)

Total Fannie Mae stockholders’ deficit/non-GAAP fair value of net assets	$(5,168)	$(122,842)	$(128,010)		$(2,599)	$(117,695)	$(120,294)
Noncontrolling interests	81	—	81		82	—	82

Total deficit	(5,087)	(122,842)	(127,929)		(2,517)	(117,695)	(120,212)

Total liabilities and equity (deficit)	$3,196,112	$14,657	$3,210,769		$3,221,972	$9,863	$3,231,835

See Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

Second-Quarter 2011 Results	13

Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

(1)	Each of the amounts listed as a “fair value adjustment” represents the difference between the carrying value included in our GAAP condensed consolidated balance sheets and our best judgment of the estimated fair value of the listed item.

(2)	Fair value exceeds carrying value of consolidated loans and consolidated debt as a significant portion of these were consolidated at unpaid principal balance as of January 1, 2010, upon adoption of accounting standards on transfers of financial assets and consolidation of variable interest entities (“VIEs”). Also impacting the difference between fair value and carrying value of the consolidated loans is the credit component included in consolidated loans, which has no corresponding impact on the consolidated debt.

(3)	Includes certain mortgage loans that we elected to report at fair value in our GAAP condensed consolidated balance sheets of $3.1 billion and $3.0 billion as of June 30, 2011 and December 31, 2010, respectively.

(4)	Performing loans had both a fair value and an unpaid principal balance of $2.8 trillion as of June 30, 2011 compared with a fair value of $2.8 trillion and an unpaid principal balance of $2.7 trillion as of December 31, 2010. Nonperforming loans, which include loans that are delinquent by one or more payments, had a fair value of $139.7 billion and an unpaid principal balance of $247.3 billion as of June 30, 2011 compared with a fair value of $168.5 billion and an unpaid principal balance of $287.4 billion as of December 31, 2010. See “Note 13, Fair Value” for additional information on valuation techniques for performing and nonperforming loans.

(5)	The following line items: (a) Advances to lenders; (b) Derivative assets at fair value; (c) Guaranty assets and buy-ups, net; (d) Credit enhancements; and (e) Other assets, together consist of the following assets presented in our GAAP condensed consolidated balance sheets: (a) Accrued interest receivable, net; (b) Acquired property, net; and (c) Other assets.

(6)	“Other assets” include the following GAAP condensed consolidated balance sheets line items: (a) Accrued interest receivable, net and (b) Acquired property, net. The carrying value of these items in our GAAP condensed consolidated balance sheets totaled $24.3 billion and $27.5 billion as of June 30, 2011 and December 31, 2010, respectively. “Other assets” in our GAAP condensed consolidated balance sheets include the following: (a) Advances to Lenders; (b) Derivative assets at fair value; (c) Guaranty assets and buy-ups, net; and (d) Credit enhancements. The carrying value of these items totaled $5.5 billion and $9.3 billion as of June 30, 2011 and December 31, 2010, respectively.

(7)	We determined the estimated fair value of these financial instruments in accordance with the fair value accounting standard as described in “Note 13, Fair Value.”

(8)	Includes certain long-term debt instruments that we elected to report at fair value in our GAAP condensed consolidated balance sheets of $4.1 billion and $3.2 billion as of June 30, 2011 and December 31, 2010, respectively.

(9)	The following line items: (a) Derivative liabilities at fair value; (b) Guaranty obligations; and (c) Other liabilities, consist of the following liabilities presented in our GAAP condensed consolidated balance sheets: (a) Accrued interest payable and (b) Other liabilities.

(10)	“Other liabilities” include Accrued interest payable in our GAAP condensed consolidated balance sheets. The carrying value of this item in our GAAP condensed consolidated balance sheets totaled $13.3 billion and $13.8 billion as of June 30, 2011 and December 31, 2010, respectively. We assume that certain other liabilities, such as deferred revenues, have no fair value. Although we report the “Reserve for guaranty losses” as part of “Other liabilities” in our GAAP condensed consolidated balance sheets, it is incorporated into and reported as part of the fair value of our guaranty obligations in our non-GAAP supplemental consolidated fair value balance sheets. “Other liabilities” in our GAAP condensed consolidated balance sheets include the following: (a) Derivative liabilities at fair value and (b) Guaranty obligations. The carrying value of these items totaled $1.4 billion and $2.5 billion as of June 30, 2011 and December 31, 2010, respectively.

(11)	The amount included in “estimated fair value” of the senior preferred stock is the liquidation preference, which is the same as the GAAP carrying value, and does not reflect fair value.

Second-Quarter 2011 Results	14